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                                                                     EXHIBIT 2.1


                             CERTIFICATE OF INCORPORATION

                                          OF

                               THE PATHWAYS GROUP, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST:    The name of the corporation (hereinafter referred to as the
"Corporation") is The Pathways Group, Inc.

     SECOND:   The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, 19901; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

     THIRD:    The nature of the business and the purpose to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The aggregate number of shares of stock which the Corporation shall have the authority to issue is Fifty One Million (51,000,000) shares, which are divided into Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock").

          PREFERRED STOCK. The Corporation may divide and issue Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from shares of other series of Preferred Stock. The Board of Directors of the Corporation is hereby expressly vested with the authority to divide the class of Preferred Stock into series and fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware in respect of the following:

     1. The number of shares to constitute such series, and the distinctive designations thereof;



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     2.   The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

     3. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

     4. The amount payable upon shares in the event of voluntary and involuntary liquidation;

     5. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

     6.   The terms and conditions on which shares may be converted;

     7.   Voting rights, if any; and

     8. Variations in the relative rights and preferences as between the series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized, any rights of Preferred Stock shareholders to receive dividends in the form of Common Stock or Preferred Stock, and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

     FIFTH:    The name and the mailing address of the incorporator is as follows:

               Debra L. Bouyer
               Werbel & Carnelutti
               711 Fifth Avenue
               New York, New York 10022

     SIXTH:    The Corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as


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the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH:   No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after May 1, 1997 to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     NINTH:    The Corporation shall, to the fullest extent permitted by Section
145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, judgments, fines, amounts paid in settlement, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any by-laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     TENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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     ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.


Signed: May 1, 1997


                              /s/ DEBRA L. BOUYER
                              ------------------------------
                              Debra L. Bouyer
                              Sole Incorporator
                              711 Fifth Avenue
                              New York, New York 10022














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